IONIC VENTURES

3053 Fillmore St, Suite 256
San Francisco, CA 94123
www.ionicventures.com

December 2, 2025

**Via Electronic Mail and Overnight Courier**

Jet.AI Inc.
10845 Griffith Peak Dr.
Suite 200
Las Vegas, Nevada 89135
Attn: Michael D. Winston, Executive Chairman and Interim Chief Executive Officer
George Murnane, Interim Chief Financial Officer

Re: Consent and Waiver

Gentlemen:

As you know, Ionic Ventures, LLC (together with Hexstone Capital, LLC, the "Investor," "we," or "us") is an investor in Jet.AI Inc. ("you," or the "Company") through that certain securities purchase agreement, dated as of March 28, 2024 (the "Securities Purchase Agreement"), and the other Transaction Documents. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement.

On August 15, 2024, the Company filed a registration statement on Form S-3 (File No. 333-281578), as amended on August 23, 2024, with the SEC in order to register up to $50 million of its securities (the "S-3"). You have advised us that you wish to consummate an at-the-market offering under the S-3 having an aggregate gross sales price of up to $10,000,000 and that you wish for us to refrain from taking any action to protect our rights under the Securities Purchase Agreement in connection with the proposed at-the-market offering and entry into the related equity distribution agreement.

Further, you have advised us that (i) you wish to consummate an underwritten public offering of the Company's common stock and pre-funded warrants in an amount to be agreed upon by the Company and the managing underwriter, but in any event not to exceed $10,000,000, (ii) you intend to file a registration statement on Form S-1 with the SEC in order to register the offer and sale of the securities in the proposed underwritten offering, and (iii) you wish for us to refrain from taking any action to protect our rights under the Securities Purchase Agreement in connection with the proposed underwritten offering.

We are consenting to the proposed at-the-market offering, including the sale and issuance of shares of the Company's common stock and entry into the related equity distribution agreement, and agree not to take any action against the Company in connection with the proposed at-the-market offering. We are also consenting to the proposed underwritten offering, including the sale and issuance of shares of the Company's common stock and pre-funded warrants and the filing of the related registration statement, and agree not to take any action against the Company in connection with the proposed underwritten offering so long as the transaction documents for such underwritten offering do not contain variable rate transaction, alternative exercise or reset provisions. For the sake of clarity, no provision in the form of pre-funded warrant issued in connection with the offering will be deemed to qualify such offering as a variable rate transaction for purposes of this letter. In consideration for such consents, the Company has agreed to amend

and restate in its entirety the "Conversion Price" definition in Section 31(r) of the Company's Certificate of Designations of the Series B Preferred Stock as follows (the "Amendment"):

> " (r) "**Conversion Price**" means, with respect to any Conversion that price which shall be the lower of (A) $1.63, or (B) 90% (or, if (x) the Common Stock is suspended from trading on or delisted from the Principal Market at any time after the Initial Issuance Date (whether or not subsequently cured), 80%) of the lowest daily VWAP of the Common Stock during the period beginning on the Trading Day immediately after the day on which the applicable Holder receives the shares of Common Stock issuable upon conversion of the Preferred Shares ("Conversion Shares") and ending on the Trading Day on which the aggregate dollar volume of the Common Stock traded on the Principal Market exceeds the product of the Conversion Amount set forth on the applicable Conversion Notice multiplied by seven (7), subject to a five (5) Trading Day minimum (such period, the "Conversion Measuring Period"); provided, however, that each day on which (i) the Common Stock has been suspended for trading on all Eligible Markets, (ii) Conversion Shares cannot be sold by the Holder because of violation of Section 32 by the Company, or (iii) Conversion Shares are not delivered after the Share Delivery Deadline, shall be excluded from the Conversion Measuring Period. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Conversion Measuring Period."

The Company hereby agrees to file the Amendment with the Secretary of State of the State of Delaware as soon as practicable following the execution of this consent agreement by each party.

This consent agreement shall be deemed a Transaction Document and is limited as written. As of the date first written above, each reference in the Securities Purchase Agreement to "**this Agreement**," "**hereunder**," "**hereof**," "**herein**," or words of like import, and each reference in the other Transaction Documents to the Securities Purchase Agreement (including, without limitation, by means of words like "**thereunder**," "**thereof**" and words of like import), shall refer to the Securities Purchase Agreement as modified thereby, and this consent and the Securities Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this consent agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate the Investor to enter into or consider entering into any other waiver or modification of any Transaction Document.

This consent (a) shall be governed by and construed in accordance with the law of the State of New York, (b) is for the exclusive benefit of the parties hereto, (c) may be modified, waived or assigned only in writing, and (d) is a negotiated document, entered into freely among the parties hereto upon advice of their own counsel, and it should not be construed against any of its drafters. The fact that any term or provision of this consent is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

***[Signatures on Next Page]***

**INVESTOR**:

**IONIC VENTURES, LLC**

By: Ionic Management, LLC,
its Manager

By: ______________________
Name: Brendan O'Neil
Title: Manager

**HEXSTONE CAPITAL, LLC**

By: Hexstone Management, LLC,
its Manager

By: ______________________
Name: Brendan O'Neil
Title: Manager

**Acknowledged and Agreed:**

**COMPANY**:

**JET.AI INC.**

By: ______________________
Name: Michael Winston
Title: Interim Chief Executive Officer

***[Signature Page to Consent]***